EXHIBIT 10.41
AGREEMENT AND GENERAL RELEASE
This Agreement and General Release (the “Agreement”) is made as of the 25th day of February, 2013 between Steven E. Baginski (“Employee”) and The Children’s Place Services Company, LLC and its parents and direct and indirect subsidiaries and affiliated corporations (collectively, “Employer” or the “Company”). The Employee, Employer and/or the Company may be collectively referred to herein as the “Parties”.
1.Separation from Employment. Employee acknowledges, confirms and agrees that Employee’s last day of employment with the Company was November 26th, 2012 (the “Separation Date”).
2.    Separation Payments. As good and valuable consideration for Employee’s execution, delivery and non-revocation of this Agreement, Employer shall, subject to the effectiveness of, and the terms and conditions of, this Agreement, pay to Employee: (i) the amount of Four Hundred Fifty Thousand Dollars ($450,000), less legally required payroll deductions, which amount shall be paid in twenty-six (26) equal bi-weekly installments commencing at the end of the first full pay period following the Effective Date (as defined in Paragraph 6(c) below); and (ii) the amount of Sixty Four Thousand Eight Hundred Twenty Five Dollars ($64,825), less legally required payroll deductions, which amount shall be paid in a lump sum within ten (10) business days of the Effective Date.
3.    Benefits. As good and valuable consideration for Employee’s execution, delivery, and non-revocation of this Agreement, Employer also shall, subject to the effectiveness of this Agreement and General Release, waive Employee’s premium costs for continued health and/or dental coverage under the Company’s group health plan(s) pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for a period ending on the earlier to occur of November 30, 2013 and the date Employee becomes eligible for the same or better employer-related health insurance coverage, provided, that Employee timely elects such COBRA coverage in accordance with the requirements of such plan(s).
4.    Acknowledgments Regarding Payments and Benefits. Employee acknowledges and agrees that any monetary, equity-based or other amounts or benefits which, prior to the execution of this Agreement, Employee may have been awarded, earned or accrued or to which Employee may have been or be in the future entitled to be paid or provided, have been paid or provided, or have been fully addressed in this Agreement, or such payments or benefits have been released, waived or settled by Employee pursuant to this Agreement. Employee agrees that Employee is not entitled to and will not seek any further consideration, including, but not limited to, any wages, vacation pay, sick pay, disability pay, bonus, compensation (including equity-based compensation), payment or benefit from the Released Parties (as defined in Paragraph 8) other than that to which

Employee is entitled pursuant to Paragraphs 2 and 3 of this Agreement. Employee further agrees that Employee shall not accrue any additional awards or rights pursuant to any equity or other incentive plan of the Company and shall forfeit any and all equity or other incentive awards and rights to any such awards to the extent not vested and/or not delivered on the Separation Date.
5.    Return of Company Property. Employee represents and warrants that Employee has returned to the Company all laptops, cellular telephones, blackberries, iPhones, iPads, keys, locks, credit cards, documents, records, materials, and other information or property of any type whatsoever that is the property of the Company or its affiliates. Employee further agrees that Employee shall not retain or use for any purpose, and shall immediately return to the Company, any copies, images, or reproductions of correspondence, memoranda, reports, financial information, personnel information, notebooks, drawings, photographs, or other documents relating in any way to the business or affairs of the Company, its affiliates or their respective suppliers or vendors.
6.    Consultation with Counsel and Voluntariness of Agreement.
(a)    Employee acknowledges that Employer has advised Employee in writing to consult with an attorney at Employee’s own expense prior to executing this Agreement. Employee further acknowledges that, to the extent desired, Employee has consulted with Employee’s own attorney in reviewing this Agreement, that Employee has carefully read and fully understands all the provisions of this Agreement, and that Employee is voluntarily entering into this Agreement.
(b)    Employee further acknowledges and agrees that Employee has had a period of at least twenty-one (21) days in which to consider the terms of this Agreement and changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period.
(c)    Unless revoked as provided below, this Agreement shall be effective and enforceable on the eighth (8th) day after execution and delivery of this Agreement to the Company by Employee (the “Effective Date”). The parties to this Agreement understand and agree that Employee may revoke this Agreement after having executed and delivered it to the Company by so advising the Company (Attention: General Counsel) in writing no later than 11:59 p.m. on the seventh (7th) day after Employee’s execution and delivery of this Agreement to the Company. If Employee revokes this Agreement, it shall not be effective or enforceable, and Employee shall not be entitled to the payments or benefits set forth in Paragraphs 2 and 3 of this Agreement.
7.    Confirmation of Employment. Employee shall refer all inquiries concerning Employee’s employment to Employer’s payroll department and Employer’s payroll department shall, if called upon, confirm Employee’s dates of employment, compensation and position with Employer, and shall make no other statements concerning Employee. Notwithstanding the foregoing, Employee, in Employee’s sole discretion, shall be permitted to request and obtain references and referrals from other current and/or prior employees of Employer.

8.    Employee Release of Employer and Released Parties.
(a)    In exchange for the consideration set forth above, Employee, on behalf of Employee and Employee’s agents, assignees, attorneys, heirs, executors and administrators, voluntarily and knowingly releases Employer, as well as Employer’s successors, predecessors, assigns, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, employees, agents and representatives, in both their individual and representative capacities (collectively, the “Released Parties”), from any and all claims, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, and attorneys’ fees by reason of any matter, cause, act or omission arising out of or in connection with Employee’s employment with Employer or separation therefrom, including but not limited to any claims based upon common law, or any federal, state or local employment statutes or civil rights laws (hereafter the “Claims”). Claims, as included in this release, without limiting its scope, are claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Lily Ledbetter Act; Employee Retirement Income Security Act of 1974; the New Jersey Conscientious Employee Protection Act; the New Jersey Law Against Discrimination; the New Jersey Family Leave Act; the New Jersey Wage Payment Act; the Sarbanes-Oxley Act of 2002; the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and any other laws prohibiting discrimination, retaliation, wrongful termination, failure to pay wages, breach of contract, defamation, invasion of privacy, whistleblowing or infliction of emotional distress, or any other matter. The foregoing releases all Claims including those of which Employee is not aware and those not mentioned in this Agreement up to the date of the execution and delivery of this Agreement to the Company. Employee expressly acknowledges and agrees that, by entering into this Agreement, Employee is releasing and waiving any and all Claims, including, without limitation, Claims that Employee may have arising under ADEA, which have arisen on or before the date of Employee’s execution and delivery of this Agreement to the Company.
(b)    This release does not waive rights or claims that may arise after this release is executed, including any right or claim to enforce the terms of this Agreement, does not waive any rights to vested benefits under any deferred compensation program or plan, and does not waive any rights or claims which cannot be waived as a matter of law. This Agreement does not affect Employee’s right to file a charge with the EEOC or similar state agency or to participate in any investigation conducted by the EEOC or similar state agency, but Employee hereby waives and releases any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding. Notwithstanding any provisions in this Agreement to the contrary, the term “Claims” shall not include, and Employee does not release the Released Parties from, any claims to indemnification that the Employee may have against the Release Parties arising out of or related to indemnification from third party claims that the Employee may have a right to now or in the future as granted to the Employee pursuant to the Certificate of Incorporation and/or Bylaws of the

Employer (collectively, “Indemnification Claims”). Employee shall be permitted to pursue any Indemnification Claims.
(c)    Notwithstanding anything set forth in this Agreement to the contrary, nothing in this Agreement shall affect or be used to interfere with Employee’s protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Agreement. Notwithstanding anything set forth in this Agreement to the contrary, Employer agrees not to contest any claims you may choose to file for unemployment benefits before any governmental entity.
9.    Representations; Covenant Not to Sue. Employee hereby represents and warrants to the Released Parties that: (a) Employee has not filed, caused, or permitted to be filed any pending proceeding (nor has Employee lodged a complaint with any governmental or quasi-governmental authority) against the Released Parties, nor has Employee agreed to do any of the foregoing; (b) Employee has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against the Released Parties that has been released in this Agreement; (c) Employee has not directly or indirectly assisted any third party in filing, causing, or assisting to be filed, any Claim against the Released Parties; and (d) to Employee’s actual knowledge as of the Separation Date, Employee is not aware of any misconduct by or other matter involving any employee or director of the Company that Employee should report in accordance with the Company’s Code of Business Conduct or any irregularity in the Company’s books or records or any other matter relating to the Company’s financial or accounting policies, procedures or practices, actual or proposed, that should properly be reported by Employee under the Code of Business Conduct or otherwise, including pursuant to the procedures established by the Company for making such reports, except any that has already been reported by Employee in writing to the appropriate personnel of the Company. Except as set forth in Paragraphs 8(b) and (c) above, Employee covenants and agrees that Employee shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or claim against any of the Released Parties unless compelled to do so by law.
10.    Violation of Terms. Employee agrees that if Employee is required to return any payments made under this Agreement, this Agreement shall continue to be binding on Employee and the Released Parties shall be entitled to enforce the provisions of this Agreement as if the payments had not been repaid to Company. Should Employer or Employee violate any provision of this Agreement, then Employee or Employer, as applicable, shall have all remedies and civil actions available to remedy applicable damages. The Parties agree that, should either Party seek to enforce the terms of this Agreement through litigation, then the prevailing Party, in addition to all other legal and equitable remedies, shall be reimbursed by the other Party for all reasonable attorneys’ fees in relation to such litigation. The term “prevailing Party” in the prior sentence shall mean such Party that prevails (whether affirmatively or by means of a successful defense) with respect to claims having the greatest value or importance as reasonably determined by the court or arbitrator.
11.    No Admission. Nothing contained in this Agreement nor the fact that the Parties have signed this Agreement shall be construed as an admission by either Party.
12.    Waiver of Reinstatement. By entering into this Agreement, Employee acknowledges that Employee waives any claim to reinstatement and/or future employment with Employer. Employee further acknowledges that Employee is not and shall not be entitled to any payments, benefits or other obligations from the Released Parties whatsoever (except as expressly set forth in this Agreement).
13.    Delay in Payments as Required by Section 409A of the Code. Notwithstanding any provisions herein to the contrary, if all or any portion of the payments or benefits due under Paragraphs 2 or 3 hereof are reasonably determined by Employee to be “nonqualified deferred compensation” subject to Section 409A of the Code (as communicated to the Company in writing together with the execution and delivery hereof by Employee) and the Company determines that Employee is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code and the other guidance promulgated thereunder), then such payments shall commence on the first regular payroll date on or immediately following the first day of the seventh month following Employee’s “separation from service”, as defined in Treasury Regulation Section 1.409A-1(h), including the default presumptions and the first of such payments shall include a lump sum payment of all amounts otherwise payable prior to the first payment date but for the application of this Paragraph with interest on such amount during the period of such delay at a rate, per annum, equal to the applicable short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of Employee’s “separation from service”. The Company hereby advises Employee that it has determined that Employee is a “specified employee” (as so defined).
14.     Section 409A of the Code. Employee hereby acknowledges and agrees with the Company that the interpretation of Section 409A of the Code and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Employee that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code, and to the extent that any provision of this Agreement is unclear or ambiguous as to its compliance with Section 409A, the provision shall be read in such manner so that all payments comply with or are exempt from Section 409A. Both Parties believe in good faith that all payments and benefits provided for under this Agreement are either exempt from said Section 409A or comply with the requirements of such Section and will not cause an acceleration of taxation or imposition of interest or penalties under Section 409A or any other provision of the Code, and the Parties agree that all tax reporting and withholding will be consistent with this belief. If, however, any such benefit or payment is deemed by either Party to not comply with Section 409A of the Code, Employee and the Company agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any payment or benefit payable hereunder), if possible, so that either (i) Section 409A of the Code will not apply or (ii) compliance with Section 409A of the Code will be achieved. In any event, notwithstanding anything to the contrary, neither the Company nor any of its employees or representatives shall have any liability to Employee with respect to Section 409A of the Code. For purposes of 409A, each payment made under this Agreement shall be treated as a separate payment.
15.    Miscellaneous. This Agreement contains the entire agreement and understanding between the parties. This Agreement supersedes any and all previous agreements and plans, whether written or oral, between Employee and Employer; notwithstanding the foregoing, Employee acknowledges and agrees that the Confidentiality, Work Product and Nonsolicitation Agreement between Employee and The Children’s Place Services Company, LLC and executed by the Employee on April 20, 2012 shall remain in full force and effect. There are no other representations, agreements or understandings, oral or written, between the Parties relating to the subject matter of this Agreement. No amendment to or modification of this Agreement shall be valid unless made in writing and executed by the Parties hereto subsequent to the date of this Agreement. This Agreement may be executed in counterparts, including by fax or pdf, and all counterparts so executed shall constitute one agreement, binding upon the Parties. This Agreement shall be binding upon and inure to the benefit of the Parties, as well as their administrators, representatives, agents, executors, successors and assigns.
16.    Choice of Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and performed in such State and without regard to the conflicts or choice of law provisions thereof that would give rise to the application of the substantive law of any other jurisdiction. Either Party may commence a legal suit, action or proceeding to resolve any dispute arising under this Agreement, provided that such legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted in a New Jersey federal or state court ( “Selected Venue”). Employee and Employer agree to waive any objection which either may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in the Selected Venue and Employee and Employer irrevocably submit to the exclusive jurisdiction of any court in the Selected Venue in any suit, action or proceeding.
17.    Severability. If any term, provision or part of this Agreement shall be determined to be in conflict with any applicable federal, state or other governmental law or regulation, or otherwise shall be invalid or unlawful, such term, provision or part shall continue in effect to the extent permitted by such law or regulation. Such invalidity, unenforceability or unlawfulness shall not affect or impair any other terms, provisions and parts of this Agreement not in conflict, invalid or unlawful, and such terms, provisions and parts shall continue in full force and effect and remain binding upon the parties hereto.
EMPLOYEE STATES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT PRIOR TO SIGNING IT, THAT THE AGREEMENT HAS BEEN FULLY EXPLAINED TO EMPLOYEE PRIOR TO SIGNING IT, THAT EMPLOYEE HAS HAD THE OPPORTUNITY TO HAVE IT REVIEWED BY AN ATTORNEY AT EMPLOYEE’S OWN EXPENSE AND EMPLOYEE UNDERSTANDS THE AGREEMENT’S FINAL AND BINDING EFFECT PRIOR TO SIGNING IT, AND THAT EMPLOYEE IS SIGNING THE RELEASE KNOWINGLY AND VOLUNTARILY WITH THE FULL INTENTION OF COMPROMISING, SETTLING, AND RELEASING THE RELEASED PARTIES AS STATED IN THIS AGREEMENT.
Agreed to and accepted by, on this ____ day of February, 2013.

Witness:                    EMPLOYEE:

______________________________    _______________________________
Steven E. Baginski

Agreed to and accepted by, on this ____ day of February, 2013.

THE CHILDREN’S PLACE SERVICES COMPANY, LLC

By: ___________________________
Name: Lawrence McClure
Title: Senior Vice President, Human Resources